Exhibit 99.1

Contact:
Sandra Rodriguez 225.388.7654

Albemarle Reports Fourth Quarter and Full Year 2010 Results

Fourth quarter and full year highlights:

•	Achieved quarterly earnings of $0.92 per share (second highest quarterly earnings in Albemarle’s history), up 35 percent over fourth quarter 2009 results.

•	Net sales increased 8 percent from prior year’s quarter to $605 million, our best quarterly sales performance for the year.

•	Finished 2010 with record earnings performance of $3.56 per share before special items, 91% above 2009 earnings.

•	Record quarterly segment income for Fine Chemistry and record annual segment income for Catalysts and Polymer Solutions.

•

Achieved EBITDA of $140 million for the quarter, with record annual EBITDA of $545 million and annual EBITDA margin of 23 percent, in each case before special items. Cash and cash equivalents of $530 million at year end.

	Fourth Quarter Ended December 31,		Year Ended December 31,
In thousands, except per share amounts	2010	2009	2010	2009

Net Sales	$604,975	$558,228	$2,362,764	$2,005,394

Operating Profit	$111,386	$63,437	$414,848	$186,280

Net Income attributable to Albemarle Corporation	$84,972	$62,345	$323,720	$178,368

Diluted earnings per share	$0.92	$0.68	$3.51	$1.94

Special items per share	$—	$(0.08)	$(0.05)	$(0.17)

Per share amount for one-time tax items	$—	$0.12	$—	$0.25

Diluted earnings per share excluding special and one-time tax items	$0.92	$0.64	$3.56	$1.86

BATON ROUGE, LA - January 24, 2011 – Albemarle Corporation (NYSE: ALB) reported fourth quarter 2010 earnings of $85.0 million, or 92 cents per share, compared to fourth quarter 2009 earnings of $62.3 million, or 68 cents per share. The Company reported net sales of $605.0 million in the fourth quarter 2010 compared to net sales of $558.2 million in the fourth quarter 2009.

Earnings for the full year 2010 were $323.7 million, or $3.51 per share, compared to $178.4 million, or $1.94 per share, for 2009. Excluding the $7.0 million ($4.6 million after tax, or 5 cents per share) charge for restructuring costs at our Bergheim, Germany site in the first quarter 2010, and the special and one-time tax items reported for 2009, earnings for 2010 were $328.3 million, or $3.56 per share, and earnings for 2009 were $171.4 million, or $1.86 per share. Total net sales for 2010 were $2.36 billion compared to $2.01 billion for 2009.

“Our results in the fourth quarter cap a year of tremendous progress for our Company, demonstrating the strength of our portfolio and our team’s ability to drive operational efficiencies,” said Mark C. Rohr, Chairman and CEO of Albemarle. “We ended 2010 with very solid results, achieving record annual earnings of $3.56 per share, all-time high EBITDA of $545 million and a solid balance sheet to support strategic growth opportunities. As we begin the new year, our businesses are off to a strong start. We expect ongoing demand for our products, combined with the strength of our core technologies and key market insights to drive solid earnings growth in 2011.”

Quarterly Segment Results

Polymer Solutions delivered net sales in the fourth quarter 2010 of $220.0 million, an 8 percent increase over net sales in the fourth quarter 2009, due primarily to favorable price and mix, partly offset by lower volumes and unfavorable currency impacts. Polymer Solutions segment income for the fourth quarter 2010 was $51.0 million, a 57 percent increase from $32.4 million in the fourth quarter 2009. This increase was due primarily to favorable pricing and mix, partly offset by lower volumes.

Catalysts generated net sales in the fourth quarter 2010 of $231.6 million, an 11 percent increase over net sales in the fourth quarter 2009, due primarily to higher volumes and favorable pricing, partly offset by unfavorable currency impacts. Catalysts segment income for the fourth quarter 2010 was $58.5 million, a 40 percent increase from $41.8 million in the fourth quarter 2009. This improvement was attributable primarily to higher volumes and favorable pricing, improved realization of metals costs in hydroprocessing catalysts and higher equity income from our Catalysts joint ventures.

Fine Chemistry net sales in the fourth quarter 2010 were $153.4 million, a five percent increase over net sales in the fourth quarter 2009, due primarily to favorable pricing, mix and sales volumes, partly offset by unfavorable currency impacts. Fine Chemistry segment income for the fourth quarter 2010 was $26.3 million, up 39 percent compared to $19.0 million in the fourth quarter 2009. This improvement in segment income was due primarily to favorable pricing and mix as well as favorable sales and production volumes, partly offset by higher variable input costs.

Corporate and Other

Corporate and other expense for the fourth quarter and year ended December 31, 2010 was $20.8 million and $73.0 million, respectively. The increase over the comparable periods in 2009 was due mainly to higher personnel-related costs. In addition, the year ended December 31, 2009 included a favorable $7.8 million adjustment associated with the reversal of certain long-term employee benefit accruals.

Cash Flow

In 2010, we incurred capital expenditures for plant, machinery and equipment of $75.5 million, dividends to shareholders of $49.6 million and $80.1 million in contributions to our U.S. defined benefit pension plans. The Company repurchased approximately 400,356 shares of its common stock for an aggregate cost of $14.9 million during the year. During December 2010, we sold $350 million aggregate principal amount of 4.50% senior unsecured notes due 2020. The proceeds from this issuance have been used primarily to pay down outstanding borrowings under our revolving credit facility and to make voluntary pension contributions during December 2010 and January 2011. Interest and financing expenses for the fourth quarter 2010 were $7.5 million versus fourth quarter 2009 expenses of $6.0 million due primarily to higher average interest rates on our outstanding borrowings during the 2010 period.

At December 31, 2010, the Company had $529.7 million in cash and cash equivalents. The Company has additional capacity to borrow in excess of $791 million under existing lines of credit with no significant debt maturities before 2013.

Taxes

Our fourth quarter and full year 2010 effective income tax rates were 22.6 percent and 23.8 percent, respectively, before special items. Excluding special and one-time tax items, our fourth quarter and full year 2009 effective income tax rates were 14.9 percent and 13.0 percent, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income and has benefited from a favorable mix of income in lower tax jurisdictions.

Outlook

Continued success with innovative product development, further improvements in productivity, positive market trends and implementation of announced price increases should provide the basis for both top and bottom-line growth in 2011. As we further leverage our core technologies and strategic partnerships around the world, we are positioning Albemarle for long-term growth.

Earnings Call

The Company’s performance for the fourth quarter and the year ended December 31, 2010 will be discussed on a conference call at 10:00 AM Eastern Standard time on January 25, 2011. The call can be accessed by dialing 866-314-9013 (International Dial In # 617-213-8053), and entering conference ID 64836501. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investor Information at www.albemarle.com/Investor_information.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. Albemarle is committed to global sustainability and is continuing to advance its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry, with Corporate Responsibility Magazine naming Albemarle among its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to http://www.albemarle.com/, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and markets served.

Forward-Looking Statements

Some of the information presented in this press release including, without limitation, statements with respect to product development, improvements in productivity, market trends, implementation of price increases, expected growth and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy, and our inability to pass through such increases; performance of acquired companies; changes in our markets in general; fluctuations in foreign currencies; changes in laws and increased government regulation of our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political unrest or instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in interest rates, to the extent such rates (1) affect our ability to raise capital or increase our cost of funds, (2) have an impact on the overall performance of our pension fund investments and (3) increase our pension expense and funding obligations; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement and other risks; and the other factors detailed from time to time in the reports we file with the SEC. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and our 2010 Quarterly Reports on Form 10-Q and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands Except Per Share Amounts) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales	$604,975	$558,228	$2,362,764	$2,005,394
Cost of goods sold	408,514	408,769	1,616,842	1,521,532

Gross profit	196,461	149,459	745,922	483,862
Selling, general and administrative expenses	70,403	59,542	265,722	212,628
Research and development expenses	14,672	14,837	58,394	60,918
Restructuring and other charges (a)	—	11,643	6,958	11,643
Port de Bouc charges (b)	—	—	—	12,393

Operating profit	111,386	63,437	414,848	186,280
Interest and financing expenses	(7,474)	(6,023)	(25,533)	(24,584)
Other income (expense), net	1,204	(1,911)	2,788	(1,423)

Income before income taxes and equity in net income of unconsolidated investments	105,116	55,503	392,103	160,273
Income tax (expense) benefit (c)	(23,802)	5,353	(92,719)	7,028

Income before equity in net income of unconsolidated investments	81,314	60,856	299,384	167,301
Equity in net income of unconsolidated investments (net of tax)	8,025	4,360	37,975	22,322

Net income	89,339	65,216	337,359	189,623
Net income attributable to noncontrolling interests	(4,367)	(2,871)	(13,639)	(11,255)

Net income attributable to Albemarle Corporation	$84,972	$62,345	$323,720	$178,368

Basic earnings per share	$0.93	$0.68	$3.54	$1.95

Diluted earnings per share	$0.92	$0.68	$3.51	$1.94

Weighted-average common shares outstanding – Basic	91,567	91,605	91,393	91,512

Weighted-average common shares outstanding – Diluted	92,350	92,316	92,184	92,046

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands) (Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$529,650	$308,791
Other current assets	818,548	723,296

Total current assets	1,348,198	1,032,087

Property, plant and equipment	2,440,178	2,406,129
Less accumulated depreciation and amortization	1,433,865	1,379,246

Net property, plant and equipment	1,006,313	1,026,883

Other assets and intangibles	713,570	712,587

Total assets	$3,068,081	$2,771,557

LIABILITIES AND EQUITY
Current portion of long-term debt	$8,983	$36,310
Other current liabilities	355,194	316,954

Total current liabilities	364,177	353,264

Long-term debt	851,927	776,403
Other noncurrent liabilities	266,661	307,131
Deferred income taxes	109,570	81,441
Albemarle Corporation shareholders’ equity	1,416,074	1,205,696
Noncontrolling interests	59,672	47,622

Total liabilities & equity	$3,068,081	$2,771,557

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flow Data

(In Thousands) (Unaudited)

	Year Ended December 31,
	2010	2009
Cash and cash equivalents at beginning of year	$308,791	$253,303
Cash and cash equivalents at end of period	$529,650	$308,791

Sources of cash and cash equivalents:

Net income	337,359	189,623

Proceeds from issuance of senior notes	346,853	—

Proceeds from other borrowings	125,797	14,300

Proceeds from exercise of stock options	7,135	4,153

Uses of cash and cash equivalents:

Capital expenditures	(75,478)	(100,786)

Purchases of common stock	(14,945)	(5,812)

Repayments of long-term debt	(424,123)	(134,332)

Dividends paid to shareholders	(49,643)	(44,432)

Dividends paid to noncontrolling interests	—	(11,709)

Contributions to defined benefit plans	(80,107)	(39,700)

Cash impact from deconsolidation of Stannica JV, net	(12,649)	—

Payments relating to Port de Bouc facility disposition	(541)	(16,440)

Payments relating to restructuring and other charges	(3,568)	(20,491)

Non-cash items:

Depreciation and amortization	95,578	100,513

One-time net tax benefit, net of cash received	—	(22,743)

Restructuring and other charges (a)	6,958	11,643

Port de Bouc charges (b)	—	12,393

Equity in net income of unconsolidated investments	(37,975)	(22,322)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands) (Unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales:

Polymer Solutions	$219,956	$204,570	$903,745	$697,206

Catalysts	231,569	207,962	890,007	808,063

Fine Chemistry	153,450	145,696	569,012	500,125

Total net sales	$604,975	$558,228	$2,362,764	$2,005,394

Segment operating profit:

Polymer Solutions	$50,488	$32,218	$195,681	$63,780

Catalysts	52,069	39,377	219,125	129,691

Fine Chemistry	29,254	20,064	79,505	52,589

Subtotal	$131,811	$91,659	$494,311	$246,060

Equity in net income of unconsolidated investments:

Polymer Solutions	$1,875	$1,933	$8,734	$3,496

Catalysts	6,475	2,454	29,648	18,934

Fine Chemistry	—	—	—	—

Corporate & other	(325)	(27)	(407)	(108)

Total equity in net income of unconsolidated investments	$8,025	$4,360	$37,975	$22,322

Net income attributable to noncontrolling interests:

Polymer Solutions	$(1,405)	$(1,741)	$(6,154)	$(5,886)

Catalysts	—	—	—	—

Fine Chemistry	(2,914)	(1,069)	(7,357)	(5,471)

Corporate & other	(48)	(61)	(128)	102

Total net income attributable to noncontrolling interests	$(4,367)	$(2,871)	$(13,639)	$(11,255)

Segment income:

Polymer Solutions	$50,958	$32,410	$198,261	$61,390

Catalysts	58,544	41,831	248,773	148,625

Fine Chemistry	26,340	18,995	72,148	47,118

Total segment income	135,842	93,236	519,182	257,133

Corporate & other	(20,798)	(16,667)	(73,040)	(35,750)

Restructuring and other charges (a)	—	(11,643)	(6,958)	(11,643)

Port de Bouc charges (b)	—	—	—	(12,393)

Interest and financing expenses	(7,474)	(6,023)	(25,533)	(24,584)

Other income (expense), net	1,204	(1,911)	2,788	(1,423)

Income tax (expense) benefit (c)	(23,802)	5,353	(92,719)	7,028

Net income attributable to Albemarle Corporation	$84,972	$62,345	$323,720	$178,368

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The year ended December 31, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or 5 cents per share) that related principally to planned reductions in force at our Bergheim, Germany site. Fourth quarter and year ended December 31, 2009 results included $11.6 million in pre-tax charges ($7.6 million after income taxes, or 8 cents per share) for restructuring and other costs, related principally to planned reductions in force and to the write-off of assets at our Arkansas facility.

(b)	The year ended December 31, 2009 included charges amounting to $12.4 million ($8.2 million after income taxes, or 9 cents per share) that related to the costs of a final contract settlement arising from the 2008 disposition of our Port de Bouc, France facility.

(c)	The fourth quarter and year ended December 31, 2009 included $11.3 million (12 cents per share) in one-time tax benefits due mainly from the final settlement of the 2005-2007 tax audits with the U.S. Internal Revenue Service. The year ended December 31, 2009 also included a $9.2 million (10 cents per share) one-time benefit due mainly to a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service and a non-recurring net benefit of $2.3 million (3 cents per share) resulting from adjustments related to prior periods. Additionally, 2009 includes a $4.2 million benefit associated with the Port de Bouc charge described in footnote (b) above.

Additional Information

It should be noted that earnings or per share amounts excluding special and one-time tax items, EBITDA, EBITDA excluding special items, segment operating profit and segment income are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at http://www.albemarle.com/, under “Non-GAAP Reconciliations” under “Investor Relations.” Also, see attached for a supplemental reconciliation of our segment operating profit and segment income amounts to GAAP Operating profit and GAAP Net income attributable to Albemarle Corporation, respectively, as well as for a supplemental reconciliation of our GAAP Net income attributable to Albemarle Corporation to EBITDA and EBITDA excluding special items.

ALBEMARLE CORPORATION AND SUBSIDIARIES

Non-GAAP Reconciliation

(In Thousands)

(Unaudited)

Our segment information includes measures we refer to as “segment operating profit,” “segment income,” “EBITDA” and “EBITDA excluding special items,” which are financial measures that are not required by, or presented in accordance with, GAAP. The Company has reported segment operating profit, segment income, EBITDA and EBITDA excluding special items because management believes that these financial measures provide transparency to investors and enable period-to-period comparability of financial performance. Segment operating profit, segment income, EBITDA and EBITDA excluding special items should not be considered as alternatives to operating profit or net income attributable to Albemarle Corporation, as determined in accordance with GAAP.

See below for a reconciliation of segment operating profit and segment income, the non-GAAP financial measures, to operating profit and net income attributable to Albemarle Corporation, respectively, the most directly comparable financial measures calculated and reported in accordance with GAAP.

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Total segment operating profit	$131,811	$91,659	$494,311	$246,060

Corporate & other *	(20,425)	(16,579)	(72,505)	(35,744)

Restructuring and other charges	—	(11,643)	(6,958)	(11,643)

Port de Bouc charges	—	—	—	(12,393)

GAAP Operating profit	$111,386	$63,437	$414,848	$186,280

Total segment income	$135,842	$93,236	$519,182	$257,133

Corporate & other	(20,798)	(16,667)	(73,040)	(35,750)

Restructuring and other charges	—	(11,643)	(6,958)	(11,643)

Port de Bouc charges	—	—	—	(12,393)

Interest and financing expenses	(7,474)	(6,023)	(25,533)	(24,584)

Other income (expense), net	1,204	(1,911)	2,788	(1,423)

Income tax (expense) benefit	(23,802)	5,353	(92,719)	7,028

GAAP Net income attributable to Albemarle Corporation	$84,972	$62,345	$323,720	$178,368

*	Includes corporate equity income and noncontrolling interest adjustments of $373 and $88 for the three-month periods ended December 31, 2010 and 2009, respectively, and $535 and $6 for the years ended December 31, 2010 and 2009, respectively.

See below for a reconciliation of EBITDA and EBITDA excluding special items, the non-GAAP financial measures, from net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. EBITDA is defined as Net income attributable to Albemarle Corporation before interest and financing expenses, income taxes, depreciation and amortization. EBITDA excluding special items is defined as EBITDA before the special items as listed below.

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income attributable to Albemarle Corporation	$84,972	$62,345	$323,720	$178,368

Add:

Interest and financing expenses	7,474	6,023	25,533	24,584

Income tax expense (benefit)	23,802	(5,353)	92,719	(7,028)

Depreciation and amortization	24,092	25,974	95,578	100,513

EBITDA	140,340	88,989	537,550	296,437

Restructuring and other charges	—	11,643	6,958	11,643

Port de Bouc charges	—	—	—	12,393

EBITDA excluding special items	$140,340	$100,632	$544,508	$320,473

Net Sales	$604,975	$558,228	$2,362,764	$2,005,394

EBITDA Margin	23.2%	15.9%	22.8%	14.8%

EBITDA Margin excluding special items	23.2%	18.0%	23.0%	16.0%